Exhibit 5.1

FENNEMORE CRAIG, P.C.

300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices

Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

January 20, 2016

Medbox, Inc.

600 Wilshire Blvd., Suite 1500

Los Angeles, CA 90017

Re:	Registration of Common Stock of Medbox, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Medbox, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to 142,000,000 shares of Common Stock, par value $0.001 per share, of the Company (such shares being registered, the “Common Stock”), to be offered to the public under Post-Effective Amendment No. 1 to Form S-1 Registration Statement 333-207464 relating to such offering (the “Registration Statement”) being filed with the United States Securities and Exchange Commission on or about the date hereof. Capitalized terms used in this opinion and not otherwise defined or that do not constitute a proper noun (e.g., Certificate of Corporate Existence) have the meaning given to those terms in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.	Certificate of Corporate Existence relating to the Company, issued by the Nevada Secretary of State;

2.	The Articles of Incorporation of the Company (as amended to date) certified by the Secretary of the Company on the date hereof;

3.	The Amended and Restated Bylaws of the Company dated as of December 28, 2010, certified by the Secretary of the Company on the date hereof;

4.	Resolutions of the Board of Directors of the Company, certified by the Secretary of the Company on the date hereof.

5.	A Securities Purchase Agreement dated as of August 14, 2015, by and between the Company and Redwood Management, LLC (the “August 14 Investor”), and a

FENNEMORE CRAIG

Medbox, Inc.

January 20, 2016

first amendment thereto dated September 4, 2015 (as so amended, the “August 14 Purchase Agreement”), which agreement provided for the purchase of certain convertible debentures (the “August 14 Debentures”);

6.	A Securities Purchase Agreement dated as of August 20, 2015, by and between the Company and Yorkville Advisors Global, L.P. (the “August 20 Investor”), a Supplemental Agreement, dated September 18, 2015, and a Second Supplemental Agreement, dated November 16, 2015, each amending and supplementing such Securities Purchase Agreement, (as so amended and supplemented, the “August 20 Securities Purchase Agreement”) which agreement provided for the purchase of certain convertible debentures (the “August 20 Debentures”) and a warrant to purchase shares of the Company’s common stock (the “August 20 Warrant”);

7.	The form of the August 14 Debentures as amended by the DARA (defined below);

8.	The form of the August 20 Debentures;

9.	A debenture dated July 10, 2015, issued to the August 14 Investor, as amended by an Agreement of Acknowledgment and Amendment of 10% Convertible Debenture dated as of September 28, 2015 and as further amended by the DARA (the “July 2015 Debenture” and together with the August 14 and August 20 Debentures, the “Debentures”)

10.	A Debenture Amendment and Restriction Agreement dated December 24, 2015, by and among the Company, the August 14 Investor, RDW Capital, LLC, Redwood Fund II, LLC and Redwood Fund III Ltd. (the “DARA”); and

11.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Based upon the foregoing, and subject to the following, it is our opinion that, when (a) the Registration Statement has become effective under the Act; (b) as to any Debentures issuable pursuant to either the August 14 or August 20 Purchase Agreement, such Debentures are issued pursuant to either such Agreement; and (c) the Common Stock (including shares of Common Stock issued pursuant to a Debenture in lieu of interest) has been issued and delivered in accordance with the relevant Debenture or August 20 Warrants (as applicable) and

FENNEMORE CRAIG

Medbox, Inc.

January 20, 2016

as contemplated by the Registration Statement, such Common Stock will be duly authorized, validly issued, fully paid and non-assessable. In giving the foregoing opinions, we have assumed that at the time of issuance of shares of Common Stock the Company will have sufficient authorized but unissued shares of its common stock available for issuance.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.